UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2026

BNB Plus Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36745 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

25 Health Sciences Drive

Stony Brook, New York 11790

(Address of principal executive offices) (Zip Code)

631-240-8800

(Registrants’ telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BNBX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On May 27, 2026, BNB Plus Corp., a Delaware corporation (the “Company”), filed a Current Report on Form 8-K (the “Original 8-K”), as amended by Current Report on Form 8-K/A filed on June 3, 2026 (collectively with the Original 8-K the “Prior Filings”) related to the entry into (1) a Securities Purchase Agreement (“SPA”) with an accredited investor (the “Purchaser”), pursuant to which the purchaser (“Purchaser”) agreed to purchase Series B-1 Preferred Stock, and/or Series B-1 Prefunded Warrants in lieu thereof, and Common Warrants, at an offering price of $1.05 per share for an aggregate subscription amount of $2.5 million, and; (2) Warrant Inducement and Exchange Agreements (each an “Inducement Agreement”), with certain investors (each an “Exchanging Holder”) who participated in the Company’s private placements that closed on October 3, 2025 and October 23, 2025 (collectively the “2025 PIPE”), whereby each Exchanging Holder agreed to (i) exercise for cash a certain percentage of outstanding Series E Common Stock Purchase Warrants (the “Series E Warrants”); (ii) exchange common stock of the Company, par value $0.001 per share (“Common Stock”); and (iii) exchange pre-funded warrants, held by the Exchanging Holder, to receive convertible preferred stock and other securities, as described in the Original 8-K.

The Prior Filings describe the terms of the transactions contemplated by the SPA and Inducement Agreements and the closing of the SPA on May 28, 2026. This Amendment No. 2 to Current Report on Form 8-K/A (this “Second Amendment”) is being filed to supplement the Prior Filings to (1) announce the entry into additional Inducement Agreements in connection with the Transactions contemplated by the Prior Filings, (2) report the closing of Inducement Agreements with two investors on June 23, 2026, and one investor on June 24, 2026, and (3) report the total number of Series B-1 Preferred Stock, Series B-2 Preferred Stock, and Series B-2 Prefunded Warrants to be issued in connection with the five Inducement Agreements.

Except as expressly set forth herein, this Second Amendment does not amend the Prior Filings in any way and does not modify or update any other disclosures contained in the Prior Filings. This Second Amendment supplements the Prior Filings and should be read in conjunction with the Prior Filings. Except as defined herein, capitalized terms have the same meaning as defined in the Prior Filings.

Item 3.02 Unregistered Sales of Equity Securities

On June 23, 2026 and June 24, 2026, the Company closed the transactions contemplated by Inducement Agreements entered into between the Company and three Exchanging Holders, and sold and issued to the Exchanging Holders 1,318,936 shares of Series B-1 Preferred Stock, 1,195,735 shares of Series B-2 Preferred Stock, and Series B-2 Prefunded Warrants to purchase 2,303,620 shares of Series B-2 Preferred Stock, for aggregate gross proceeds of $1.54 million. In addition, on June 10, 2026, the Company entered into Inducement Agreements with two Exchanging Holders and expects to issue such Exchanging Holders upon closing an aggregate of 192,430 shares of Series B-1 Preferred Stock and 510,543 shares of Series B-2 Preferred Stock for anticipated aggregate gross proceeds of approximately $0.22 million. The closing of the two inducement agreements is expected to occur on or before July 1, 2026.

Upon the closing of the two inducement agreements the Company will have issued, pursuant to the SPA and the five Inducement Agreements, an aggregate of 3,892,319 shares of Series B-1 Preferred Stock, 1,706,278 shares of Series B-2 Preferred Stock, Series B-2 Prefunded Warrants to purchase 2,303,620 shares of Series B-2 Preferred Stock, and Series F Warrants to purchase 2,380,953 shares of Common Stock, for aggregate gross proceeds of $4.3 million. Subject to adjustments set forth in the applicable Certificate of Designation for the Series B-1 Preferred and Series B-2 Preferred, an aggregate of 7,902,217 shares of Common Stock will be issuable upon conversion of the Preferred Stock, including any Preferred Stock issuable upon exercise of the Series B-2 Prefunded Warrants.

The issuance by the Company of the Series B-1 Preferred Stock and Common Warrants in connection with the SPA, and the offer of Preferred Stock, Preferred Stock Shares, Prefunded Warrants, Prefunded Warrant Shares, Rights, Common Warrants, and Common Warrant Shares pursuant to the SPA and Inducement Agreements, was made in reliance upon the exemption from the registration requirement of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(1) thereof and/or Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. The securities that were issued pursuant to the SPA and Inducement Agreements have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNB Plus Corp.

Date: June 25, 2026	By:	/s/ Clay Shorrock
	Name:	Clay Shorrock
	Title:	Chief Executive Officer